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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
F O R M   3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------

1. Name and Address of      2. Date of Event        4. Issuer Name and Ticker
   Reporting Person*           Requiring Statement     or Trading Symbol
                               (Month/Day/Year)

  Yakes    Wayne   F. J.            6/19/02             Nicklebys.com, Inc.
  ------------------------        -----------          ------------------------
  (Last)  (First) (Middle)

  1800 East Green Oaks Drive
  -----------------------------
        (Street)

  Littleton   CO   80121
  -----------------------
    (City) (State) (Zip)

3. I.R.S. Identification  5. Relationship of Reporting  6. If Amendment, Date of
   Number of Reporting       Person(s) to Issuer           Original (Month/Day/
   Person, if an entity      (Check all applicable)        Year)
   (voluntary)
                             X  Director        10% Owner  ---------------------
   ---------------------    ---             ---
                                Officer         Other
                                (give title    (specify  7. Individual or Joint/
                            ---  below)     --- below)      Group Filing (Check
                                                            Applicable Line)

                            -------------------------       Form filed by One
                                                          X Reporting Person
                                                         ---
                                                            Form filed by More
                                                            than One Reporting
                                                            Person
                                                         ---


                         Table I -- Non-Derivative Securities Beneficially Owned
                         -------------------------------------------------------

1. Title of Security  2. Amount of      3. Ownership Form:   4. Nature of
   (Instr. 4)            Securities        Direct (D) or        Indirect
                         Beneficially      Indirect (I)         Beneficial
                         Owned             (Instr. 5)           Ownership
                         (Instr. 4)                             (Instr. 5)

Common stock,
 $.0001 par value           80,000               D
--------------------     ------------      ---------------      ---------------

--------------------     ------------      ---------------      ---------------

--------------------     ------------      ---------------      ---------------

* If the  form is  filed  by more  than one  reporting  person,  see Instruction
5(b)(v).
               Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

     Table II-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1. Title of    2. Date Exer-  3. Title and  4. Conver-  5. Owner-  6. Nature of
   Derivative     cisable and    Amount of     sion or     ship       Indirect
   Security       Expiration     Securities    Exercise    Form of    Beneficial
   (Instr. 4)     Date           Underlying    Price of    Deriv-     Ownership
                  (Month/Day/    Derivative    Deri-       ative      (Instr. 5)
                  Year)          Security      vative      Security:
                                 (Instr. 4)    Security    Direct
                                                           (D) or
                                                           Indirect
                                                           (I)
                                                           (Instr. 5)
               Date     Expir-   Title Amount
               Exer-    ation          or
               cisable  Date           Number
                                       of
                                       Shares

   ----------  ----------------- -------------  --------    ---------- ---------

   ----------  ----------------- -------------  --------    ---------- ---------

   ----------  ----------------- -------------  --------    ---------- ---------

   ----------  ----------------- -------------  --------    ---------- ---------

Explanation of Responses:





                                 /s/ Wayne F.J. Yakes                   3/24/03
                               -------------------------------         ---------
                               **Signature of Reporting Person         Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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